Exhibit 21.0 Subsidiaries

Registrant	Ocean Shore Holding Co.

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation
Ocean City Home Bank	100%	United States
Seashore Financial Services, LLC (1)	100%	New Jersey

(1)	Wholly owned subsidiary of Ocean City Home Bank.